Exhibit 99.1

CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2021 RESULTS

Norton, Massachusetts, October 27, 2021. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.5 million and an operating loss of $88 thousand for the quarter ended September 25, 2021. This compares with revenues of $4.5 million and an operating profit of $253 thousand for the quarter ended September 26, 2020.

Michael McCormack, President and CEO, said: “Revenues in the third quarter 2021 showed significant improvement over revenues in the third quarter of 2020, reflecting the lessening impact of the Covid-19 pandemic on our business. Revenues in the third quarter 2021 were 24% higher than the third quarter 2020, and our 2021 bookings are 158% of shipments, reflecting our current and expected future growth.

Unfortunately, we are showing a loss for the third quarter, but it is not without explanation. As a result of the mandate from the Board of Directors to grow both the top and bottom line, several steps were taken in the quarter to further streamline the business. These steps resulted in $327 thousand of non-recurring restructuring costs incurred during the quarter. As a reminder, GAAP requires that these types of expenses be recognized when the liability is incurred. Although some of these charges will not be paid immediately, the entire expense is being charged in this quarter. Without these expenses CPS would have been solidly profitable in the third quarter. In addition, our new sales and technical hires made in 2021 are now showing positive results as evidenced by our book to bill ratio mentioned above.

I would also like to point out that although our net after tax profit for the quarter is $2.8 million, it does not relate to Q3 activities or results. This is the result of the reversal of our deferred tax valuation allowance. In 2018, due to recurring losses, it was judged “more likely than not” that CPS would be unable to use its deferred tax asset. As such, a reserve was set up against that asset and an additional loss of $3.0 million was incurred. After further evaluation, based on the Company’s profitability and the expected growth of CPS over the next several years, we have now judged that it is “more likely than not” that CPS will be able to use the deferred tax asset and the remaining reserve of $2.8 million has been reversed.

As part of the Defense Industrial Base, CPS has been open and operating throughout the Covid-19 pandemic. To date all of our major customers remain open and operational. Although some have been negatively affected by the pandemic, others continue to grow. These observations do not mean that CPS will be unaffected by the pandemic going forward, but we continue to see demand increasing rather than declining. We remain very optimistic about our 2021 performance, and the future long-term growth opportunities across all lines of business into Fiscal Year 2022.

Beyond Fiscal Year 2022, we are cautiously optimistic that our collective growth initiatives, specifically in longer-term new product development investments, will expand the current product line pipelines both in terms of revenues and earnings. In addition, we will make additional measured investments to increase the capacity of our current high volume manufacturing capacity.”

The Company will be hosting its first quarter conference call with investors at 4:45pm on Wednesday, October 27. Those interested in participating in the conference call should dial:

Call in Number: 1-833-953-1394

Conference ID: 8251606

We encourage those who wish to participate, to call in 10 minutes before the scheduled start time to ensure the operator can connect you prior to the start of the call.

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications. CPS armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2021 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION

Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
Revenues:
Product sales	$5,514,872	$4,452,387	$16,242,762	$16,721,973
Total revenues	5,514,872	4,452,387	16,242,762	16,721,973

Cost of product sales	4,375,676	3,514,813	12,807,844	13,050,860
Gross Margin	1,139,196	937,574	3,434,918	3,671,113

Selling, general, and administrative expense	1,227,258	684,836	3,234,344	2,466,196
Income from operations	(88,062)	252,738	200,573	1,204,915

Interest/Other income (expense)	16,032	(21,266)	(2,047)	(72,558)
Net income before income tax	(72,030)	231,472	198,526	1,132,357
Income tax provision (benefit)	(2,840,951)	456	(2,840,951)	456
Net income	$2,768,921	$231,016	$3,039,021	$1,131,901
Net income per basic common share	$0.19	$0.02	$0.22	$0.09

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	September 25,	December 26,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$3,837,737	$195,203
Accounts receivable-trade, net	5,032,187	2,914,800
Inventories, net	3,773,228	3,709,471
Prepaid expenses and other current assets	132,315	71,506

Total current assets	12,775,467	6,890,980

Net property and equipment	1,175,244	1,287,947

Right-of-use lease asset	613,000	25,000
Deferred taxes, net	2,958,407	117,000

Total Assets	$17,522,118	$8,320,927

LIABILITIES AND STOCKHOLDERS’EQUITY

Current liabilities:
Note payable, current portion	44,821	$58,134
Accounts payable	1,699,154	909,291
Accrued expenses	911,387	804,091
Deferred revenue	1,150,797	12,177
Lease liability, current portion	153,000	25,000

Total current liabilities	3,959,159	1,808,693

Note payable less current portion	124,566	154,570
Long term lease liability	460,000	--

Total liabilities	4,543,725	1,963,263

Total stockholders’ equity	12,978,393	6,357,664

Total liabilities and stockholders’ equity	$17,522,118	$8,320,927